PROSPECTUS SUPPLEMENT NO. 2	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 9, 2008	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 9, 2008, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on July 2, 2008.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 9, 2008, as supplemented on June 4, 2008, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 9, 2008, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is July 2, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 30, 2008

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2008, Computer Software Innovations, Inc. (the “Company”) and RBC Centura Bank (“the Bank”) entered into a modification of the Company’s $7.0 million revolving credit facility (the “Credit Facility”) to extend the maturity date of the Credit Facility from June 30, 2009 to June 30, 2010 (the “Modification”). The Modification is incorporated herein as Exhibit 10.1.

The renewal and amendment of the Credit Facility on September 14, 2007 was previously disclosed in Item 1.01 of the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2007, which disclosure is incorporated herein by reference. Further, certain original and continuing terms of the Credit Facility were previously disclosed in Item 1.01(b) of the Company’s Form 8-K filed on January 5, 2007, which disclosure is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

In connection with the Credit Facility described in Item 1.01 above, which disclosure is incorporated herein by reference, the Company pledged substantially all of its assets as security for the Credit Facility. The pledge of assets is now extended through June 30, 2010.

The renewal and amendment of the Credit Facility on September 14, 2007 was previously disclosed in Item 1.01 of the Company’s Form 8-K filed with the SEC on September 14, 2007, which disclosure is incorporated herein by reference. Further, certain original and continuing terms of the Credit Facility were previously disclosed in Item 1.01(b) of the Company’s Form 8-K filed on January 5, 2007, which disclosure is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above is incorporated herein by reference.

The renewal and amendment of the Credit Facility on September 14, 2007 was previously disclosed in Item 1.01 of the Company’s Form 8-K filed with the SEC on September 14, 2007, which disclosure is incorporated herein by reference. Further, certain original and continuing terms of the Credit Facility were previously disclosed in Item 1.01(b) of the Company’s Form 8-K filed on January 5, 2007, which disclosure is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

Pursuant to the terms of the Credit Facility, the Company is prohibited from making any distributions (including any dividends on its common stock), or making any repurchases, retirements or redemptions of its capital stock, except to the extent there is no event of default either before or after any such distribution, repurchase or redemption, without the Bank’s consent. Pursuant to the Modification, this prohibition has been extended until June 30, 2010. The disclosure contained in Item 1.01 above is incorporated herein by reference.

The renewal and amendment of the Credit Facility on September 14, 2007 was previously disclosed in Item 1.01 of the Company’s Form 8-K filed with the SEC on September 14, 2007, which disclosure is incorporated herein by reference. Further, certain original and continuing terms of the Credit Facility were previously disclosed in Item 1.01(b) of the Company’s Form 8-K filed on January 5, 2007, which disclosure is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished as part of this report:

Exhibit Number	Description
Exhibit 10.1	Modification to Revolving Facility between the Company and RBC Centura Bank dated June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	David B. Dechant
David B. Dechant
Chief Financial Officer

Dated: July 2, 2008

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Modification to Revolving Facility between the Company and RBC Centura Bank dated June 30, 2008.

Exhibit 10.1

MODIFICATION TO REVOLVING FACILITY

THIS MODIFICATION TO REVOLVING FACILITY (this “Modification”) is made and entered into this 30th day of June, 2008 by and between Computer Software Innovations, Inc. (“Borrower”) and RBC Bank (the “Bank”).

This Modification is intended to modify the maturity date of that certain Revolving Facility as defined in the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (the “Loan Agreement”). Specifically, the following terms are amended: (1) Section 2.2 of the Amended and Restated Commercial Promissory Note dated September 14, 2007 (the “Revolving Note”) shall be amended to reflect that the Maturity Date (as defined therein) shall be June 30, 2010; and (2) the definition of Revolving Maturity Date as stated in Exhibit A to the Loan Agreement shall be amended to be June 30, 2010.

All other terms contained in the Revolving Note and the Loan Agreement (collectively, the “Loan Documents”), shall remain in full force and effect. All capitalized but undefined terms contained herein shall have the meanings ascribed to them in the Loan Documents. The Loan Documents are each and all hereby ratified and affirmed in all respects by the parties hereto, except as specifically amended or modified herein. It is expressly understood and agreed that: (a) except as expressly modified hereby, the Loan Documents shall remain in full force and effect and this Modification shall have no effect on the priority or validity of the liens set forth in or established by the Loan Documents; (b) except as stated herein, Bank expressly reserves all rights as to recourse under the Loan Documents; and (c) no novation is intended to result from the parties entering into this Modification. Nothing set forth herein shall affect the priority or extent of the lien of any of the Loan Documents, nor, except as expressly set forth herein, release or change the liability of any party who may now be or after the date of this Modification become liable, primarily or secondarily, under the Loan Documents.

This Modification shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and assigns; provided, however, that Borrower shall not assign this Modification, any of the Loan Documents, or any of its respective rights, interests, duties or obligations hereunder or thereunder in whole or in part without the Bank’s prior written consent and that any such assignment (whether voluntary or by operation of law) without said consent shall be void. This Modification may be executed in any number of counterparts with the same effective as if all parties hereto had signed it. All counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart. It is the intention of the parties that this Modification and the Loan Documents be interpreted in a consistent manner; provided, however, in the event of any irreconcilable conflict in the provisions of this Modification and the provisions of the Loan Documents, the provisions of this Modification shall control.

IN WITNESS WHEREOF, the parties have caused this Modification to be executed with authority duly obtained, as of the date first written above.

BORROWER:

Computer Software Innovations, Inc.

By:	/s/ David Dechant
David Dechant, CFO

RBC Centura Bank

By:	/s/ Charles Arndt
Charles Arndt, Commercial Banker